Exhibit 2 - Form 8K dated February 15, 2002

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 15, 2002

ELECTRONIC SYSTEMS TECHNOLOGY INC.
(A Washington Corporation)

Commission File no. 000-27793
IRS Employer Identification no. 91-1238077

415 N. Quay St. #4
Kennewick WA 99336
(Address of principal executive offices)

Registrant's telephone number, including area code:(509) 735-9092

ITEM 5. OTHER EVENTS

During the Company's scheduled Board of Directors Meeting on February 15, 2002, the Board of Directors awarded Stock Options for Employees and Directors, as was recommended by the Board's Employee/Director Stock Option Committee, subject to the conditions delineated in the Committee's recommendations and in accordance with the Electronic Systems Technology, Inc. Stock Option Plan for Directors, Officers, and Employees, as approved by Shareholder vote on June 7, 1996. The exercise price of the awarded stock options was $0.42 per share. Employees and Directors, who were recipients of the stock options and conditions relating to the stock options approved by the Board of Directors, are delineated on attached Exhibit 20.1.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS, AND EXHIBITS.

Exhibit 20.1 - Summary of Employee/Director Stock Option Committee recommendations regarding Employee and Director Stock Options, as approved by the Company's Board of Directors, February 15, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

/s/ T. L. KIRCHNER

By: T.L. Kirchner
President

Date: February 21, 2002

EXHIBIT 20.1 - SUMMARY OF EMPLOYEE/DIRECTOR STOCK OPTION COMMITTEE
RECOMMENDATIONS REGARDING EMPLOYEE AND DIRECTOR STOCK OPTIONS, AS
APPROVED BY THE COMPANY'S BOARD OF DIRECTORS, FEBRUARY 15, 2002.

EXHIBIT 20.1

February 15, 2002

To: EST Board of Directors

From: Employee/Director Stock Option Committee

Subject: Recommendations

The committee recommends to the Board of Directors that the individual employees and directors with no less than three years continuous tenure named herein be granted stock options, effective February 15, 2002, in the amounts tabulated and subject to the conditions herein delineated and in accordance with the Electronic Systems Technology Stock Option Plan for Directors, Officers, and Employees, as ratified by shareholder vote on June 7, 1996.

Name	Status	Option Shares
Melvin Brown	Director	25,000
Jon A. Correio	Director	25,000
Tom Kirchner	Director	25,000
John L. Schooley	Director	25,000
Robert Southworth	Director	25,000
David B. Strecker	Employee	15,000
Eric P. Marske	Employee	15,000
Alan B. Cook	Employee	15,000
Gary L. Schmitz	Employee	5,000
George M. Stoltz	Employee	5,000

Recommended Option Conditions:

1. Each option grant will be at an exercise price per share equal to market price at the time of grant. Market price will be the mean of bid and ask prices recorded on the National Daily Quotation Service "pink sheet" for the effective date of the option grant. If no activity is reported for that date the "pink sheet" with closest preceding date with recorded activity will establish market price.

2. Each grant must be exercised by the optionee not later than three years (1095) days from the date of the grant.

3. Options will be exercised in minimum blocks of 5,000 shares at any one time. Options not exercised within the three year (1095 day) period from option grant will terminate and not carry over.

4. Rule 144 of the Securities Act of 1933 as amended will apply to all stock acquired by exercise of the option grants. Rule 144 prohibits resale for a period of one year after acquisition and restricts resale quantities for one additional year. Each optionee shall make an independent inquiry as to all other restrictions.

5. The company shall have the right, but not obligation, to register all or any portion of the optioned shares at any time. The intent of registration is to relieve the Rule 144 resale restrictions which may still be in force at the time of registration.

6. In the event of termination of employment or board membership, the optionee shall have a period of ninety days in which to exercise any options which he has been granted, except under the conditions of paragraph 7 and 8, which shall supersede the provisions of this paragraph. Unless otherwise extended by the board, all options terminated at the end of the ninety-day period.

7. If recapitalization and/or similar events result in the change of share unit values, the optionee will receive equivalent shares. If the company is not the surviving entity by virtue of merger, acquisition, etc., the optionee will have a window of ten days in which to exercise his option. The last day of the window will be five days prior to the legal conclusion of any such event.

8. In the event of company acquisition, merger, reorganization and other transactions altering the company structure any outstanding options then in force must be immediately exercised.

9. Option grants are not transferable or assignable except to an employee's estate in accordance with the laws of inheritance in the event of optionee's death.

10. All facets of the stock option program shall be appropriately documented in accordance with the advice of the company's legal counsels and shall comply with all relevant legal requirements in the State of Washington and all Securities and Exchange Commission rules, regulations, and disclosure requirements.